UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2004

Jacuzzi Brands, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14557	22-3568449
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 S. Flagler Drive, Phillips Point West Tower - 1100, West Palm Beach, Florida		33401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561.514.3838

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

At a meeting on December 1, 2004, the Compensation Committee of the Board of Directors finalized the performance targets for the fiscal year ending October 1, 2005 for all executive officers and individual incentive targets as a percentage of base pay ranging from 55% to 100%. The performance targets set by the Compensation Committee included net sales and earnings per share. At such meeting, the Compensation Committee also determined the bonuses for the executive officers for the fiscal year ended October 2, 2004. At a meeting on December 1, 2003, the Compensation Committee had finalized the fiscal 2004 performance targets for all executive officers and individual incentive targets as a percentage of base pay ranging from 55% to 100% and set performance targets that included EBITDA, revenue growth, earnings per share and debt reduction. By applying the threshold levels as initially established, executives qualified for bonuses equal to 84% of the target bonus. At its meeting on December 1, 2004, the Compensation Committee determined to award supplemental bonuses equal to 16% of the target bonuses, bringing the combined total to 100% of the targets, particularly in recognition of the Company's share price appreciation, greater than expected reduction in net debt and the greater than expected improvement to the debt to EBITDA ratio during fiscal 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jacuzzi Brands, Inc.

December 7, 2004	By:	Steven C. Barre

Name: Steven C. Barre
Title: Senior Vice President and General Counsel